Exhibit 99.1

MySize Acquires Spain’s Naiz Fit

●	Synergies position MySize to become one of the leading measurement solution technology providers in the fashion industry and accelerate growth by broadening tech solution offerings, and expanding European footprint, global marketing & sales infrastructure

●	Addition of robust Naiz Fit customers base: Desigual, Moschino, and El Ganso among other highly recognized European and international fashion houses

●	Forecasting an additional $1 million MySize revenue in 2023 with Naiz Fit acquisition

AIRPORT CITY, Israel – October 12, 2022 – MySize, Inc. (NASDAQ: MYSZ) (TASE: MYSZ.TA) (“MySize” or the “Company”), an omnichannel e-commerce platform and provider of AI-driven measurement solutions to drive revenue growth and reduce costs for its business clients, today announced it has acquired Spain-based Naiz Fit, a provider of SaaS technology solutions that solve size and fit issues for fashion ecommerce companies. Naiz Fit’s revenues and financial results will be fully integrated into MySize’s consolidated results for the fourth quarter of 2022.

As a result of the acquisition, Naiz Fit’s customers will reap the benefits of a broader portfolio of products and solutions delivered by an unparalleled combined team of industry leaders with a deep understanding of the fashion ecommerce retail landscape.

MySize is acquiring Naiz Fit for $500,000 in cash and 6 million shares of MySize common stock, and up to an additional $1,550,000 in future cash based on the achievement of performance-based milestones plus a shortfall payment of approximately $450,000 payable in 2026. Naiz Fit is expecting an estimated $400,000 in 2022 revenues with substantial increases anticipated for 2023. MySize expects its combined Naiz Fit and MySizeID sizing solution revenues to contribute an additional $1 million revenues in 2023. Additional benefits including economies of scale through combined SG&A expenses are expected.

Naiz Fit’s SaaS technology acts as a digital tailor. Without asking customers to measure themselves, Naiz Fit obtains 20+ body measurements using its proprietary AI and computer vision capabilities by transforming simple images into body measurements. For customers who do not want to use photos, Naiz Fit implements statistical modeling algorithms to determine size and fit based on height, weight, age, gender, and fit preference. Convolutional neural networks enable the company’s technology to extract direct body measurements and body morphologies with the highest accuracy.

Following the acquisition, Naiz Fit’s latest product, Smart Catalogue, will be launched. Smart Catalogue is designed to help retail product and design teams make the most informed decisions for their collections based on real-time customer data.

With over 40 clients in Spain, Italy, Germany, and France, Naiz Fit brings to MySize a substantial customer base including Desigual, Moschino, El Ganso, Philosophy, Alberta Ferretti, Silbon, and Boglioli Milano, among others.

“Combining the MySizeID and Naiz Fit sizing solutions, we expect to gain significant economies in sales and marketing and to deliver unparalleled sizing technology to fashion retailers,” stated Ronen Luzon, CEO, and Founder of MySize. “We believe the acquisition will be highly accretive in the near and long-term as well as being a strategic play. By leading the consolidation of sizing solutions, MySize is positioning to build greater and broader offerings and become the leading technology provider in the industry.”

Borja Cembrero Saralegui, Co-Founder of Naiz Fit, commented, “Our current customers will benefit significantly from Naiz Fit joining forces with MySize, a Nasdaq listed company with global reach serving some of the largest retailers in the world, and offering complementary products such as FirstLook Smart Mirror. Our pure ecommerce and hybrid apparel retailer clients will have access to the best portfolio of solutions to improve their business economics.”

About MySize Inc.

MySize, Inc. (NASDAQ: MYSZ) (TASE: MYSZ.TA) is an omnichannel e-commerce platform and provider of AI-driven measurement solutions to drive revenue growth and reduce costs for its business clients. Orgad, its online retailer platform, has expertise in e-commerce, supply chain, and technology operating as a third-party seller on Amazon.com and other sites. MySize recently launched FirstLook Smart Mirror, a mirror-like touch display that provides in-store customers an enhanced shopping experience and contactless checkout. FirstLook Smart Mirror extends MySize’s reach into physical stores and is expected to contribute to revenues through unit sales and recurring service fees.

MySize has developed a unique measurement technology based on sophisticated algorithms and cutting-edge technology with broad applications, including the apparel, e-commerce, DIY, shipping, and parcel delivery industries. This proprietary measurement technology is driven by several algorithms that are able to calculate and record measurements in a variety of novel ways. To learn more about MySize, please visit our website: www.mysizeid.com.

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To learn more about MySize and for additional information, please visit: our website: www.mysizeid.com.

Forward-looking Statements

This press release contains certain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements related to the acquisition, expected revenues, and the expected closing of the acquisition. These statements are identified by the use of the words “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “may,” “continue,” “predict,” “potential,” “project” and similar expressions that are intended to identify forward-looking statements. All forward-looking statements speak only as of the date of this press release. You should not place undue reliance on these forward-looking statements. Although we believe that our plans, objectives, expectations and intentions reflected in or suggested by the forward-looking statements are reasonable, we can give no assurance that these plans, objectives, expectations or intentions will be achieved. Forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions that could cause actual results to differ materially from historical experience and present expectations or projections. Actual results may differ materially from those in the forward-looking statements and the trading price for our common stock may fluctuate significantly. Forward-looking statements also are affected by the risk factors described in the Company’s filings with the U.S. Securities and Exchange Commission. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events.

Investor Contacts:

Or Kles, CFO

ir@mysizeid.com